As filed with the Securities and Exchange Commission March 30, 2006

File No. 333-114302

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1/A

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Post-Effective Amendment No. 2

UCN, INC.

(Exact name of registrant as specified in its charter)

Delaware	7389	87-0528557
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

14870 Pony Express Road, Bluffdale, Utah 84065

(801) 320-3300

(Address and telephone number of registrant’s principal offices)

Paul Jarman

14870 Pony Express Road, Bluffdale, Utah 84065

(801) 320-3300

(Name, address and telephone number of agent for service)

Copies to:

Mark E. Lehman, Esq.

Parsons Behle & Latimer

201 South Main Street, Suite 1800, Salt Lake City, UT 84111

Telephone: (801) 532-1234/ Fax: (801) 536-6111

Approximate date of commencement of proposed sale to the public: As soon as practicable after the registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Rule 429 Notice: Pursuant to Rule 429 the prospectus included in this post-effective amendment shall serve as a combined prospectus for the original registrations statement on Form S-2, file no. 333-114302, and the original registration statement on Form SB-2, file no. 333-108655, which are hereby converted to Form S-1. All filings fees for both registration statements were paid previously.

CALCULATION OF REGISTRATION FEE

Title of Each Class Of Securities to be Registered	Amount to be Registered	Proposed Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock $0.0001 par value (1)	5,340,546 shares	$2.90	$15,487,583.40	$1,962.28
Common Stock $0.0001 par value (2)	164,125 shares	$2.90	$475,962.50	$60.30
		Total	$15,963,545.90	$2,022.58

(1)	The offering price and gross offering proceeds are estimated solely for the purpose of calculating the registration fee in accordance with paragraph (c) of Rule 457 under the Securities Act of 1933.

(2)	These shares are registered on behalf of a selling security holder who holds an outstanding warrant to purchase common stock at an exercise price of $2.76 per share, which is lower than $2.90 (the average high bid and low asked prices on April 6, 2004). The amount registered also includes such additional shares as may be issued as a result of the anti-dilution provisions of the warrant in accordance with Rule 416 under the Securities Act of 1933. The offering price and gross offering proceeds are estimated solely for the purpose of calculating the registration fee in accordance with paragraphs (c) and (g)(3) of Rule 457 under the Securities Act of 1933.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Deregistration

Except for shares of common stock sold prior to the date hereof under the prospectus included in the registration statement with file no. 333-114302 (as amended) and 164,125 shares that will continue to be registered on the effective date of this post-effective amendment, all remaining shares of common stock that were originally registered under the registration statement with file no. 333-114302 are hereby deregistered. Except for shares of common stock sold prior to the date hereof under the prospectus included in the registration statement with file no. 333-108655 (as amended) and 1,104,152 shares that will continue to be registered on the effective date of this post-effective amendment, all remaining shares of common stock that were originally registered under the registration statement with file no. 333-108655 are hereby deregistered.

ii

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Subject to completion: March 30, 2006

Prospectus

UCN, INC.

COMMON STOCK

This prospectus relates to the offer and sale, from time to time, of up to 1,268,277 shares of the common stock of UCN, Inc. by the selling security holders listed on page 4 of this prospectus or their transferees. This prospectus supersedes and replaces the prospectus dated April 20, 2005.

We registered 5,504,671 shares for sale by selling security holders under a registration statement on Form S-2 filed with the Securities and Exchange Commission, File No. 333-114302, and declared effective April 22, 2004, which we refer to in this prospectus as the “2004 Registration.” We registered under the 2004 Registration

•	5,340,546 shares of common stock, and issued as dividends and on conversion in March 2004 of previously outstanding preferred stock, and

•	164,125 shares of common stock issuable on exercise of a warrant at an exercise price of $2.76 per share.

The only shares that remain and may be offered and sold by selling security holders under this updated prospectus are the 164,125 shares of common stock issuable under the warrants.

We registered 8,779,333 shares for sale by selling security holders under a registration statement on Form SB-2 filed with the Securities and Exchange Commission in 2003, File No. 333-108655, that was first declared effect in October 2003 and last declared effective under a post-effective amendment on April 20, 2005, which we refer to in this prospectus as the “2003 Registration.” We registered under the 2003 Registration

•	Warrants to purchase 109,375 shares at a price of $1.25 per share

•	Warrants to purchase 4,466,856 shares at a price of $2.00 per share

•	Warrants to purchase 672,700 shares at a price of $2.50 per share

•	Options to purchase 2,189,152 shares at prices ranging from $2.00 to $5.392 per share

•	Convertible notes in the amount of $1,162,500 convertible at $2.00 per share

•	Convertible notes in the amount of $1,775,000 convertible at $2.50 per share

•	50,000 shares of common stock

The only shares that remain and may be offered and sold by selling security holders under this updated prospectus are 1,104,152 shares of common stock issuable on exercise of outstanding options.

UCN will receive potential proceeds from exercise of the warrants and options described above, which potential proceeds at March 28, 2006, totaled $3,253,793. UCN will not receive any proceeds or benefit from resale of the shares by the selling security holders.

Quotations for our common stock are reported on the OTC Bulletin Board under the symbol “UCNN.” On March 28, 2006, the closing bid price for our common stock was $2.50 per share.

The Securities and Exchange Commission allows us to incorporate information into this prospectus by reference to the information presented in reports previously filed with the Commission, which means that we can disclose important information to you by referring you to those reports. In this prospectus we are incorporating information presented in our annual report on Form 10-K for the year ended December 31, 2005, filed with the Commission on March 29, 2006, and our current report on Form 8-K dated March 20, 2006, filed on March 20, 2006. Please see “Where You Can Information About UCN” beginning on page 3 for instructions on how to locate and obtain a copy of these reports.

See “Item 1A. Risk Factors” beginning on page 12 of our annual report on Form 10-K for the year ended December 31, 2005, for information you should consider before you purchase shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is _______________, 2006.

FORWARD-LOOKING STATEMENTS

Some of the information in this prospectus, or incorporated by reference into this prospectus, contains forward-looking statements that involve substantial risks and uncertainties. Any statement in this prospectus that is not a statement of an historical fact constitutes a “forward-looking statement.” Further, when we use the words “may,” “expect,” “anticipate,” “plan,” “believe,” “seek,” “estimate,” “internal,” and similar words, we intend to identify statements and expressions that may be forward-looking statements. We believe it is important to communicate certain of our expectations to our investors. Forward-looking statements are not guarantees of future performance. They involve risks, uncertainties and assumptions that could cause our future results to differ materially from those expressed in any forward-looking statements. Many factors are beyond our ability to control or predict. You are accordingly cautioned not to place undue reliance on such forward-looking statements. We have no obligation or intent to update publicly any forward-looking statements whether in response to new information, future events or otherwise.

WHERE YOU CAN FIND INFORMATION ABOUT UCN

UCN, Inc., is a Delaware corporation with its principal operations located in Bluffdale, Utah, a suburb of Salt Lake City. The mailing address and telephone number of our executive offices are:

UCN, Inc.

14870 Pony Express Road

Bluffdale, Utah 84065

Telephone (801) 320-3300

We currently file periodic reports pursuant to the Securities Exchange Act of 1934. All of our reports, such as annual and quarterly reports, and other information, such as proxy statements, are filed electronically with the Securities and Exchange Commission (SEC). The SEC maintains a web site at (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. Copies of the reports, proxy statements, and other information may be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

The SEC allows us to incorporate by reference the information we have filed with it, which means that we can disclose important information to you by referring you to those documents. Any statement contained in a document incorporated herein by reference shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

This prospectus incorporates by reference our annual report on Form 10-K for the fiscal year ended December 31, 2005, filed with the SEC on March 29, 2006, and our current report on Form 8-K dated March 20, 2006, filed with the SEC on March 20, 2006. You may obtain a copy of any of these SEC filings without charge by written or oral request directed to Kimm Partridge, our Corporate Secretary, at the address and phone number listed above. Furthermore, the SEC filings are available on our corporate website, free of charge. Our corporate website is http://www.ucn.net.

SELLING SECURITY HOLDERS

2004 Registration

As of the date of this prospectus there is only one person who holds unsold registered shares under the 2004 Registration. Roth Capital Partners holds a warrant to purchase 164,125 shares at $2.76 per share. The warrant expires March 15, 2007. Assuming Roth Capital Partners exercises the warrant, UCN would receive $452,985. If Roth Capital Partners exercises the warrant and sells all of the shares under this prospectus, it would not thereafter own any equity securities of UCN. Roth Capital Partners is a registered broker-dealer. It may distribute portions of the warrant or shares acquired on exercise of the warrant, from time to time, to its limited and/or general partners and members, who may sell shares pursuant to this prospectus. The warrant was issued to Roth Capital Partners as partial compensation for its services as placement agent in connection with the private placement we closed in March 2004.

Roth Capital Partners has, from time to time since March 2004, provided investment banking and advisory services to UCN. In March 2004 Roth Capital Partners acted as placement agent for UCN in a private placement of common stock for which it received a commission and the warrants described above. Roth Capital Partners assisted UCN with the establishment of a new credit facility in November 2005 in the principal amount of $10 million, for which it received $150,000, plus reimbursement for legal fees and other out-of-pocket expenses. Roth Capital Partners acted as the placement agent for UCN in the private placements of 2,200,000 shares of common stock and 550,000 common stock purchase warrants for gross proceeds of $4,400,000 that closed in November and December 2005, for which Roth Capital Partners received total commissions of $264,000 paid through the issuance of 132,000 shares of UCN common stock.

2003 Registration

The following table sets forth as of March 24, 2006, the name of each of the selling security holders in the 2004 Registration that continue to hold unsold registered shares, and

•	The number of shares of common stock that each such selling security holder owns,

•	The number of shares of common stock owned by each selling security holder that may be offered for sale from time to time by this prospectus, and

•	The percent of our outstanding common stock each selling security holder will continue hold assuming the sale of all the common stock offered.

Selling security holders may transfer shares owned by him by gift and upon any such transfer the donee would have the same right of sale as the selling security holder. Except as described in the notes to the table, none of the selling security holders has had a material relationship with us within the past three years other than as a result of the ownership of our common stock. We may amend or supplement this prospectus from time to time to update the disclosure set forth herein.

Selling Security Holder	Number of shares owned	Number of shares offered	Percentage owned after
Barnett, Steve (1)	414,221	65,000	1.5
Jarman, Paul (1)	647,052	240,466	1.8
Krogue, Ken	323,892	283,770	0.2
Smith, G. Douglas	524,916	424,916	0.4
Smith, Gary	138,210	50,000	0.4
Stern, Theodore (1)	1,579,381	40,000	6.7

(1)	These persons are directors, officers and/or principal stockholders.

PLAN OF DISTRIBUTION

The selling security holders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling security holders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits Investors;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	to cover short sales made after the date that the registration statement of which this prospectus is a part is declared effective by the Commission;

•	broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling security holders may also sell shares under Rule 144 adopted under the Securities Act of 1933, if available, rather than under this prospectus.

Broker-dealers engaged by the selling security holders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling security holders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling security holders may from time to time pledge or grant a security interest in some or all of the shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling security holders under this prospectus.

Upon UCN being notified in writing by a selling security holder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act of 1933, disclosing (i) the name of each such selling security holder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon UCN being notified in writing by a selling security holder that a donee or pledgee intends to sell more than 500 shares of common stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

The selling security holders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling security holders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933 in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of securities will be paid by the selling security holder and/or the purchasers. Each selling security holder has represented and warranted to UCN that it acquired the securities subject to this registration statement in the ordinary course of such selling security holder’s business and, at the time of its purchase of such securities such selling security holder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

UCN has advised each selling security holder that it may not use shares registered on the registration statement of which this prospectus is a part to cover short sales of common stock made prior to the date on which the registration statement shall have been declared effective by the Securities and Exchange Commission. If a selling security holder uses this prospectus for any sale of the common stock, it will be subject to the prospectus delivery requirements of the Securities Act of 1933. The selling security holders will be responsible to comply with the applicable provisions of the Securities Act of 1933 and Securities Exchange Act of 1934, and the rules and regulations adopted thereunder, including, without limitation, Regulation M, as applicable to such selling security holders in connection with resales of their respective shares under this prospectus.

UCN is required to pay all fees and expenses incident to the registration of the shares, but it will not receive any proceeds from the sale of the common stock. UCN has agreed to indemnify the selling security holders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933.

DESCRIPTION OF CAPITAL STOCK

UCN’s charter authorizes it to issue up to: (i) 100,000,000 shares of common stock, $0.0001 par value per share; and (ii) 15,000,000 shares of preferred stock, $0.0001 par value per share. As of the date of this prospectus, there are 23,131,331 shares of common stock outstanding, and no shares of preferred stock outstanding. In addition, there are outstanding options and warrants to acquire up to an additional 4,198,166 shares of common stock.

Common stock

Holders of the common stock are entitled to one vote per share on all matters submitted to the stockholders for a vote. There are no cumulative voting rights in the election of directors. The shares of common stock are entitled to receive such dividends as may be declared and paid by the board of directors out of funds legally available there for and to share, ratably, in the net assets, if any, of UCN upon liquidation. The stockholders have no preemptive rights to purchase any shares of our capital stock.

Preferred stock

The board of directors, without further action by the holders of the common stock, is authorized to classify any shares of our authorized but unissued preferred stock as preferred stock in one or more series. With respect to each series, the board of directors may determine:

•	The number of shares which shall constitute such series;

•	The rate of dividend, if any, payable on shares of such series;

•	Whether the shares of such series shall be cumulative, non-cumulative or partially cumulative as to dividends, and the dates from which any cumulative dividends are to accumulate;

•	Whether the shares of such series may be redeemed, and, if so, the price or prices at which and the terms and conditions on which shares of such series may be redeemed;

•	The amount payable upon shares of such series in the event of the voluntary or involuntary dissolution, liquidation or winding up of the affairs of UCN;

•	The sinking fund provisions, if any, for the redemption of shares of such series;

•	The voting rights, if any, of the shares of such series;

•	The terms and conditions, if any, on which shares of such series may be converted into shares of capital stock of UCN of any other class or series;

•	Whether the shares of such series are to be preferred over shares of capital stock of UCN of any other class or series as to dividends, or upon the voluntary or involuntary dissolution, liquidation, or winding up of the affairs of UCN, or otherwise; and

•	Any other characteristics, preferences, limitations, rights, privileges, immunities or terms not inconsistent with the provisions of the Charter.

The availability of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of discouraging takeover proposals, and the issuance of preferred stock could have the effect of delaying or preventing a change in control of UCN not approved by the board of directors.

Statutory business combinations provision

UCN is subject to the provisions of Section 203 of the Delaware General Corporation Law. Section 203 provides, with certain exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person or an affiliate, or associate of such person, who is an “interested stockholder” for a period of three years from the date that such person becomes an interested stockholder unless: (i) the transaction resulting in a person becoming an interested stockholder, or the business combination, is approved by the board of directors of the corporation before the person becomes an interested stockholder; (ii) the interested stockholder acquired 85 percent or more of the outstanding voting stock of the corporation in the same transaction that makes such person an interested stockholder (excluding shares owned by persons who are both officers and directors of the corporation, and shares held by certain employee stock ownership plans); or (iii) on or after the date the person becomes an interested stockholder, the business combination is approved at an annual or special meeting by the corporation’s board of directors and by the holders of at least 66 2/3 percent of the corporation’s outstanding voting stock, excluding shares owned by the interested stockholder. Under Section 203, an “interested stockholder” is defined as any person who is: (i) the owner of 15 percent or more of the outstanding voting stock of the corporation; or (ii) an affiliate or associate of the corporation and who was the owner of 15 percent or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

A corporation may, at its option, exclude itself from the coverage of Section 203 by amending its certificate of incorporation or bylaws, through action of its stockholders, to exempt itself from coverage, provided that such bylaw or certificate of incorporation amendment shall not become effective until 12 months after the date it is adopted. UCN has not adopted such an amendment to its certificate of incorporation or bylaws.

Limitation on directors’ liabilities

Pursuant to the certificate of incorporation and under Delaware law, directors and executive officers are not liable to UCN or its stockholders for monetary damages for breach of fiduciary duty, except liability in connection with a breach of duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, dividend payments or stock repurchases illegal under Delaware law, or any transaction in which a director has derived an improper personal benefit.

Our certificate of incorporation and bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by law against liabilities and expenses incurred in connection with litigation in which these persons may be involved because of their offices with us if they acted in good faith or in a manner reasonably believed to be in or not opposed to our best interests. However, nothing in the certificate of incorporation and bylaws protects or indemnifies a director, officer, employee, or agent against any liability to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of his office. To the extent that a director or officer has been successful in defense of any proceeding, our bylaws provide that he shall be indemnified against reasonable expenses incurred in connection therewith.

Transfer agent

The transfer agent for the common stock is Atlas Stock Transfer Company, Salt Lake City, Utah.

INDEMNIFICATION

Under the certificate of incorporation and bylaws of UCN the board of directors has the authority to indemnify officers and directors to the fullest extent permitted by Delaware law. Further, UCN has separate indemnification agreements with certain of its officers and directors. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers, and controlling persons, or to the extent any of the selling security holders are entitled to indemnification under their agreements with us, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

LEGAL MATTERS

Certain legal matters relating to the validity of the securities offered by this prospectus will be passed upon for UCN by Parsons Behle & Latimer, Salt Lake City, Utah.

EXPERTS

The financial statements and related financial statement schedule for the years ended December 31, 2005 and 2004, incorporated in this registration statement by reference from UCN’s annual report on Form 10-K for the year ended December 31, 2005, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements for the year ended December 31, 2003, incorporated in this registration statement by reference from UCN’s annual report on Form 10-K for the year ended December 31, 2005 have been audited by Crowe Chizek and Company LLC, independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Prospective investors may rely only on the information contained in this prospectus. Neither UCN nor any selling security holder has authorized anyone to provide prospective investors with information different from that contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy the shares in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of the shares.

UCN, INC.

Common Stock

PROSPECTUS

__________________, 2006

PART II.

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the expenses in connection with this registration statement. We will pay all expenses of the offering. All of such expenses are estimates, other than the filing fees payable to the Securities and Exchange Commission.

Securities and Exchange Commission Filing Fee	$606
Printing Fees and Expenses	10,000
Legal Fees and Expenses	30,000
Accounting Fees and Expenses	30,000
Blue Sky Fees and Expenses	5,000
Miscellaneous	4,394
TOTAL	$80,000

ITEM 14.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

UCN’s Charter provides that, to the fullest extent that limitations on the liability of directors and officers are permitted by the Delaware General Corporation Law (the “DGCL”), no director or officer of UCN shall have any liability to UCN or its stockholders for monetary damages. The DGCL provides that a corporation’s charter may include a provision which restricts or limits the liability of its directors or officers to the corporation or its stockholders for money damages except: (1) to the extent that it is provided that the person actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received, or (2) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. UCN’s Charter and Bylaws provide that UCN shall indemnify and advance expenses to its currently acting and its former directors to the fullest extent permitted by the DGCL and that UCN shall indemnify and advance expenses to its officers to the same extent as its directors and to such further extent as is consistent with law.

The Charter and Bylaws provide that UCN will indemnify its directors and officers and may indemnify employees or agents of UCN to the fullest extent permitted by law against liabilities and expenses incurred in connection with litigation in which they may be involved because of their offices with UCN. However, nothing in the Charter or Bylaws of UCN protects or indemnifies a director, officer, employee or agent against any liability to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office. To the extent that a director or officer has been successful in defense of any proceeding, our Bylaws provide that he shall be indemnified against reasonable expenses incurred in connection therewith.

UCN maintains an officer’s and director’s liability insurance policy insuring its officers and directors against certain liabilities and expenses incurred by them in their capacities as such, and insuring the UCN under certain circumstances, in the event that indemnification payments are made to such officers and directors.

I

UCN has also entered into indemnification agreements (the “Indemnification Agreements”) with certain of its directors and officers (individually, the “Indemnitee”). The Indemnification Agreements, among other things, provide for indemnification to the fullest extent permitted by law against any and all expenses, judgments, fines, penalties and amounts paid in settlement of any claim. The Indemnification Agreements provide for the prompt advancement of all expenses to the Indemnitee and for reimbursement to UCN if it is found that such Indemnitee is not entitled to such indemnification under applicable law. The Indemnification Agreements also provide that after a change in control (as defined in the Indemnification Agreements) of UCN, all determinations regarding a right to indemnity and the right to advancement of expenses shall be made by independent legal counsel selected by the Indemnitee.

The foregoing summaries are necessarily subject to the complete text of the statute, the Company’s Certificate of Incorporation, as amended, and Bylaws, and the arrangements referred to above and are qualified in their entirety by reference thereto.

ITEM 15.	RECENT SALES OF UNREGISTERED SECURITIES

In June of 2003 UCN sold promissory notes in the total principal amount of $1,400,000 to 23 accredited investors in reliance on the exemptions from registration set forth in Section 4(2) of the Securities Act of 1933 and Rule 506 of regulation D. Based on information provided by the investors, UCN believes each investor was an accredited investor and each investor had access to information that would enable it to make an informed decision regarding an investment in UCN. The funds were obtained to fund acquisition of new customer accounts from Touch America and for working capital. vFinance Investments, Inc., acted as agent for the Company in the placement of the notes, and was paid commissions equaling five percent of the loan proceeds and an additional 1.5 percent of revenues collected monthly from the new customers.

At January 1, 2003, UCN had outstanding shares of Series A 8% Cumulative Convertible Preferred Stock and Series B 8% Cumulative Convertible Preferred Stock. During the first half of 2003, preferred stock dividends amounted to $397,088, which were paid through the issuance of 227,145 shares of common stock to the holders of the preferred stock in August 2003. During the second half of 2003, preferred stock dividends amounted to $476,408, which were paid through the issuance of 171,055 shares of common stock in February 2004. During the first half of 2004, preferred stock dividends amounted to $358,664, which were paid through the issuance of 119,239 shares of common stock to the holders of the preferred stock in August 2004. During the second half of 2004, preferred stock dividends amounted to $313,427, which were paid through the issuance of 103,243 shares of common stock in February 2005. On December 29, 2004, UCN gave notice to holders of its preferred stock that it was redeeming all outstanding shares on January 29, 2005. At that time, there were 1.8 million shares of Series A preferred stock outstanding with a total redemption value of $3.5 million and 397,800 shares of Series B preferred stock outstanding with a total redemption value of $4.0 million. By January 28, 2005 all preferred stockholders had elected to convert their preferred shares to common. Accordingly, all remaining shares of Series A and B preferred stock were converted to a total of 3.7 million shares of UCN common stock. Additional dividends through January 28, 2005 amounted to $37,854, and were paid through the issuance of 13,714 shares of common stock in February 2005. The shares of common stock issued on conversion of the preferred stock were issued in reliance on the exemption set forth in Section 3(a)(9) of the Securities Act of 1933. No commission or other remuneration was paid to any person in connection with the conversion of the preferred stock.

In May and June 2003, UCN issued promissory notes in the aggregate amount of $500,000 to three investors for the purpose of acquiring certain equipment. The 12 percent notes were payable monthly and were secured by the equipment acquired. The notes were convertible to UCN common stock at the rate of $2.00 of principal per share. vFinance Investments, Inc. was paid commissions of $15,000

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on the placement of $300,000 of the notes, and U.S. Capital Partners, Inc. was paid commissions of $10,000 on the placement of $200,000 of the notes. The investors were previous investors in the debt and equity securities of UCN, and UCN believed the investors were accredited within the meaning of Rule 501 of Regulation D, so the notes was issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933.

In March 2004 UCN sold 3,782,000 shares of common stock at $2.30 per share, or a total of approximately $8.7 million, in a private placement to institutional and accredited investors in reliance on the exemptions from registration set forth in Section 4(2) of the Securities Act of 1933 and Rule 506 of Regulation D. Net proceeds of the offering after placement fees and expenses were approximately $8.1 million. UCN registered the shares sold in the private placement under the Securities Act of 1933 for resale by the investors in the offering. Roth Capital Partners, LP acted as the placement agent for the offering and received a commission of $488,423 and a warrant to purchase up to 164,125 shares of our common stock at an exercise price of $2.76 per share, which is exercisable during the period beginning September 15, 2004 and ending March 15, 2007.

In May 2004 a noteholder converted his $300,000 promissory note into 150,000 shares of common stock at a conversion price of $2.00 per share. The shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933 or Regulation D promulgated there under. Based on information provided by the investor, we believe the investor was an accredited investor within the meaning of Rule 501 of Regulation D.

On January 5, 2005, UCN closed the acquisition of MyACD, Inc., a Utah corporation. In the transaction UCN purchased all of the outstanding capital stock of MyACD from its stockholders. The total capitalized cost was $6.4 million. Part of this was paid through promissory notes issued by UCN to MyACD’s stockholders in the amount of $4.3 million, after imputing interest, along with cash of $427,000. UCN also paid one of the stockholders 562,985 restricted shares of UCN common stock. The shares were issued in reliance on the exemption from registration set forth in Section 4(2) of the Securities Act of 1933 and no commission was paid to any person in connection with the transaction.

In October and November 2005, UCN issued the following stock options:

(1) On October 24, 2005, to Brian S. Moroney, UCN’s newly elected Chief Financial Officer, options to purchase 150,000 shares of common stock at an exercise price of $2.00 per share that vest in equal portions over a term of three years and expire five years after issuance;

(2) On November 8, 2005, compensatory options to officers, directors and employees as follows:

a)	Issuance to Paul Jarman of fully vested options to purchase 150,000 shares of common stock at an exercise price of $2.50 per share over a term of five years, and options to purchase 75,000 additional shares at an exercise price of $2.00 per share exercisable over a term of five years that vest in three annual equal installments;

b)	Issuance to each of Theodore Stern, Steve Barnett, Paul F. Koeppe, and Blake O. Fisher, Jr., directors of UCN, of fully vested options to purchase 20,000 shares of common stock, or a total of 80,000 shares for all of the named directors, at an exercise price of $2.00 per share exercisable over a term of five years;

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c)	Issuance to Steve Barnett as Chairman of the Audit Committee of fully-vested options to purchase 7,500 shares of common stock at an exercise price of $2.00 per share exercisable over a term of five years;

d)	Issuance to Paul Koeppe as Chairman of the Compensation Committee of fully-vested options to purchase 5,000 shares of common stock at an exercise price of $2.00 per share exercisable over a term of five years; and

e)	Issuance to each of two other employees of options to purchase 25,000 shares of common stock, or a total of 50,000 shares for both employees, at an exercise price of $2.00 per share exercisable over a term of five years that vest in three annual equal installments.

The foregoing options were issued in reliance on the exemption from registration set forth in Section 4(2) of the Securities Act of 1933, based on the determination by UCN that each of the option recipients had access to all material information regarding UCN and its business and financial condition, and that each of the option recipients has such business experience and background that they can reasonably be considered to be “sophisticated” with respect to the equity interest represented by the options issued to each of them.

In November 2005 UCN sold 1,250,000 shares of common stock and 312,500 common stock purchase warrants at $2.00 per unit (one share and  1/4 warrant), or a total of $2.5 million, in a private placement to institutional and accredited investors in reliance on the exemptions from registration set forth in Section 4(2) of the Securities Act of 1933 and Rule 506 of Regulation D. Net proceeds of the offering after expenses were approximately $2.45 million. The common stock purchase warrants are exercisable at a price of $2.00 per share and expire November 14, 2010. Roth Capital Partners, LLC acted as the placement agent for the offering and received a commission of $150,000 paid in the form of 75,000 shares of UCN common stock. UCN is registering under the Securities Act of 1933 the foregoing shares, including shares underlying warrants, for resale by the investors and Roth Capital Partners with this Registration Statement.

In December 2005 UCN sold 950,000 shares of common stock and 237,500 common stock purchase warrants at $2.00 per unit (one share and  1/4 warrant), or a total of $1.9 million, in a private placement to institutional and accredited investors in reliance on the exemptions from registration set forth in Section 4(2) of the Securities Act of 1933 and Rule 506 of Regulation D. Net proceeds of the offering after expenses were approximately $1.89 million. The common stock purchase warrants are exercisable at a price of $2.00 per share and expire December 22, 2010. Roth Capital Partners, LLC acted as the placement agent for the offering and received a commission of $114,000 paid in the form of 57,000 shares of UCN common stock. UCN is registering under the Securities Act of 1933 the foregoing shares, including shares underlying warrants, for resale by the investors and Roth Capital Partners with this Registration Statement.

ITEM 16.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

Exhibits

Copies of the following documents are included as exhibits hereto pursuant to Item 601 of Regulation S-K.

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Exhibit No.	Title of Document

3.1	Certificate of Incorporation, as amended (1)

3.2	Amendment to the Certificate of Incorporation dated June 26, 2004 (9)

3.3	Certificate of Designation of Preferred Stock (2)

3.4	By-Laws (2)

3.5	Series B Preferred Stock Designation (3)

5.1	Opinion on Legality (17)

10.1	Long-Term Stock Incentive Plan (2)

10.2	Form of Stock Option Agreement used prior to June 1999 (4)

10.3	Form of Stock Option Agreement used after June 1999 (4)

10.4	Form of Convertible Notes issued to Edward Dallin Bagley on November 1 and December 2, 2002 (4)

10.5	Amendment dated November 9, 2004 to Convertible Note issued to Edward Dallin Bagley on December 2, 2002 (9)

10.6

Cooperation and Management Agreement between Buyers United and MyACD, Inc., dated October 1, 2003, excluding:

Schedule I - Buyers United Existing Customers;

Schedule II - MyACD Customers;

Schedule III - Enhanced Services Marketing Budget;

Schedule IV - Monthly Budget Payments; and

Schedule V - Revised Wholesale Services Agreement Pricing (5)

10.7

Purchase Option Agreement between Buyers United, Michael L. Shelton and David O. Peterson dated October 1, 2003, excluding:

Exhibit A - Form of Term Note;

Exhibit B - Form of Security and Pledge Agreement;

Exhibit C - Form of Term Note;

Exhibit D - Form of Security and Pledge Agreement;

Exhibit E - Form of Employment Agreement;

Exhibit F - Form of Stock Option Grant; and

Exhibit G - Form of Employment Agreement (5)

10.8	Form of Securities Purchase Agreement dated March 10, 2004 (6)

10.9	Form of Registration Rights Agreement dated March 10, 2004 (6)

10.10	Warrant issued to Roth Capital Partners, LLC (7)

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Exhibit No.	Title of Document

10.11

Purchase Option Exercise and Agreement on Related Matters between UCN, Inc., MyACD, Inc.,

Michael L. Shelton, and David O. Peterson dated September 30, 2004 Excluding:

Exhibit A - Form of Shelton Term Note;

Exhibit B - Form of Peterson Term Note; and

Exhibit C - Schedule IV - Monthly Budget Payments (8)

10.12	Promissory Note Dated January 5, 2005 issued to Michael Shelton (9)

10.13	Promissory Noted dated January 5, 2005 issued to David Peterson (9)

10.14	License and Transfer Agreement dated October 1, 2003 between Ion Group L.C. And MyACD, Inc. (9)

10.15	2005 Employee Stock Purchase Plan (9)

10.16	Note issued to Bomoseen Associates, LP (which is owned and controlled by Theodore Stern) dated July 5, 2003 (9)

10.17

Asset Purchase Agreement, May 1, 2005, between UCN, Inc. and

Telephone Electronics Corporation, a Mississippi corporation

Transtel Communications, Inc., a Delaware corporation,

Tel-America of Salt Lake City, Inc., a Utah corporation,

Extelcom, Inc., a Utah corporation,

Communication Recovery Services, Inc., a Utah corporation, and

National Network Corporation, a Colorado corporation. (10)

Excluding:

Sellers’ Schedules

Exhibit A - Term Note

Exhibit B - Security Agreement

Exhibit C - General Assignment and Bill of Sale

Exhibit D - Assumption of Liabilities

Exhibit E - Management Agreement

Annex I - Allocation of Purchase Price

10.18	Term Note for $2,150,000 dated May 1, 2005 (10)

10.19	Security Agreement dated May 1, 2005 (10)

10.20	General Assignment and Bill of Sale dated May 1, 2005, excluding the Schedules thereto (10)

10.21	Assumption of Liabilities dated May 1, 2005, excluding the Schedules thereto (10)

10.22	Management Agreement dated May 1, 2005 (10)

10.23	Form of Securities Purchase Agreement dated November 14, 2005 (11)

10.24	Form of Registration Rights Agreement dated November 14, 2005 (11)

10.25	Form of Warrant dated November 14, 2005 (11)

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Exhibit No.	Title of Document

10.26	Revolving Credit and Security Agreement dated November 11, 2005, between UCN, Inc., and CapitalSource Finance LLC (12)

10.27	Form of Securities Purchase Agreement dated December 22, 2005 (13)

10.28	Form of Registration Rights Agreement dated December 22, 2005 (13)

10.29	Form of Warrant dated December 22, 2005 (13)

10.30	First Amendment to Revolving Credit and Security Agreement and Related Documents dated February 14, 2006, between UCN and CapitalSource Finance LLC (14)

13.1	SEC Filings (15)

16.1	Letter from Crowe Chizek and Company LLC dated July 23, 2004 (16)

23.1	Consent of Parsons Behle & Latimer

23.2	Consent of Independent Registered Public Accounting Firm of Deloitte & Touche LLP

23.3	Consent of Independent Registered Public Accounting Firm of Crowe Chizek and Company LLC

(1)	These document were filed as exhibits to the annual report on Form 10-KSB for 2003 filed by UCN with the Securities and Exchange Commission on March 30, 2004, and are incorporated herein by this reference.

(2)	These documents were filed as exhibits to the Registration Statement on Form 10-SB filed by UCN with the Securities and Exchange Commission on August 3, 1999, and are incorporated herein by this reference.

(3)	These documents were filed as exhibits to the annual report on Form 10-KSB for 2000 filed by UCN with the Securities and Exchange Commission on April 10, 2001, and are incorporated herein by this reference.

(4)	These documents were filed as exhibits to the Registration Statement on Form SB-2, File No. 108655, initially filed by UCN with the Securities and Exchange Commission on September 9, 2003, and are incorporated herein by this reference.

(5)	These documents were filed as exhibits to the annual report on Form 10-KSB for 2002 filed by UCN with the Securities and Exchange Commission on April 14, 2003, and are incorporated herein by this reference.

(6)	This document was filed as an exhibit to the quarterly report on Form 10-QSB for June 30, 2003 filed by UCN with the Securities and Exchange Commission on August 14, 2003, and is incorporated herein by this reference.

(5)	These documents were filed as exhibits to the quarterly report on Form 10-QSB for September 30, 2003 filed by UCN with the Securities and Exchange Commission on November 14, 2003, and are incorporated herein by this reference.

(6)	These documents were filed as exhibits to the current report on Form 8-K filed by UCN with the Securities and Exchange Commission on March 17, 2004, and are incorporated herein by this reference.

(7)	This document was filed as an exhibit to the Registration Statement on Form S-2, File No. 114302, filed by UCN with the Securities and Exchange Commission on April 8, 2004, and is incorporated herein by this reference.

(8)	This document was filed as an exhibit to UCN’s current report on Form 8-K dated September 29, 2004 filed with the Securities and Exchange Commission on October 4, 2004, and is incorporated herein by this reference.

(9)	These documents were filed as exhibits to the annual report on Form 10-K for 2004 filed by UCN with the Securities and Exchange Commission on March 30, 2005, and are incorporated herein by this reference.

(10)	These documents were filed as exhibits to the current report on Form 8-K filed by UCN with the Securities and Exchange Commission on July 7, 2005, and are incorporated herein by this reference.

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(11)	These documents were filed as exhibits to the current report on Form 8-K filed by UCN with the Securities and Exchange Commission on November 15, 2005, and are incorporated herein by this reference.

(12)	This document was filed as an exhibit to the quarterly report on Form 10-Q filed by UCN with the Securities and Exchange Commission on November 14, 2005, and are incorporated herein by this reference.

(13)	These documents were filed as exhibits to the current report on Form 8-K filed by UCN with the Securities and Exchange Commission on December 23, 2005, and are incorporated herein by this reference.

(14)	This document was filed as an exhibit to the annual report on Form 10-K for 2005 filed by UCN with the Securities and Exchange Commission on March 29, 2006, and is incorporated herein by this reference.

(15)	Each of the following UCN reports and filings, which are described under the caption “Where You Can Find Information About UCN” in the prospectus, is incorporated herein by this reference:

a)	annual report on Form 10-K for the fiscal year ended December 31, 2005, filed with the SEC on March 29, 2006 ; and

b)	current report on Form 8-K dated March 20, 2006, filed with the SEC on March 20, 2006.

(16)	This document was filed as an exhibit to the current report on Form 8-K filed by UCN with the Securities and Exchange Commission on July 23, 2004, and is incorporated herein by this reference.

(17)	The opinion on legality was filed as Exhibit 5.1 to Post-Effective Amendment No. 1 to the initial registration statement filed with the Securities and Exchange Commission on March 31, 2005, and is incorporated herein by this reference.

Financial Statement Schedules

Schedule II – Valuation and Qualifying Accounts, is presented in UCN’s annual report on Form 10-K for the year ended December 31, 2005, which is incorporated herein as an exhibit.

ITEM 17.	UNDERTAKINGS

A. The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

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2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

B. Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in a successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issuer.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of Bluffdale, State of Utah, on March 29, 2006.

UCN, INC.

By	/s/ Paul Jarman
Paul Jarman, Chief Executive Officer (Principal Executive Officer)

By	/s/ Brian S. Moroney
Brian S Moroney, Chief Financial Officer (Principal Financial Officer and Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Theodore Stern	Date: March 29, 2006
Theodore Stern, Director

/s/ Steve Barnett	Date: March 29, 2006
Steve Barnett, Director

/s/ Blake O. Fisher, Jr.	Date: March 29, 2006
Blake O. Fisher, Jr., Director

/s/ Paul F. Koeppe	Date: March 29, 2006
Paul F. Koeppe, Director

/s/ Paul Jarman	Date: March 29, 2006
Paul Jarman, Director

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